Exhibit 99

April 18, 2003

Contact info:

Joseph Beaulieu

Senior Vice President Marketing

360-412-2119 (DL)

360-456-6637 (H)

360-459-0137 (Fax)

FOR IMMEDIATE RELEASE

REINES CHOSEN AS NEW CFO OF FIRST COMMUNITY BANK

Olympia, WA - Cathy Reines, former managing director of RSM McGladrey, Tacoma, and former partner with McGladrey & Pullen, LLP, has been hired by First Community Financial Group as the Chief Financial Officer.  She will also serve as Executive Vice President and CFO of First Community Bank, a subsidiary of First Community Financial Group (FCFG).

Reines brings more than 15 years of financial and accounting experience to her new role as CFO, most notably eight years with the CPA firm Knight, Vale & Gregory, before its merger with McGladrey in 2001. Through her work with McGladrey and McGladrey & Pullen, LLP, Reines has established a highly-regarded reputation in the financial services industry, concentrating on information technology, financial statement audits, and internal compliance issues for more than one hundred banks and other financial institutions in the Northwest and beyond.

“We are fortunate to acquire a manager with  Cathy’s skills” said Ken F. Parsons, Sr., Chief Executive Officer. “Her knowledge, leadership skills and financial expertise will help us achieve our key strategic goals,” Parsons said.  “We are happy to welcome her to our team.”

After attending school at Oregon State and Central Washington University, Reines worked for Ernst & Young, as well as several banks in the Puget Sound area, before her tenure with RSM McGladrey, one of the top ten accounting firms in the United States. Cathy Reines is a licenced Certified Public Accountant (CPA).

“As an organization, First Community Financial Group is one of the most upbeat, cohesive, and exciting of any I know,” Reines said. “Clearly they have one of the best executive management teams, staffed with strong, capable leaders. Everyone shares the same strategic vision.”

First Community Bank,  with 21 offices in four western Washington counties, offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services.  The bank also provides a broad range of investment services through its subsidiary FCB Financial Services, Inc.  Further information about the bank may be found at www.fcbonline.com.

Certain statements contained herein may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors.  Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the region in which the company operates, competitive products and pricing, fiscal and monetary policies of the federal government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset / liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.